EXHIBIT 10.36

COMPENSATION FOR NON-EMPLOYEE DIRECTORS

On February 2, 2009, the Board of Directors approved changes to the compensation to non-employee Board members for services rendered as a director.  The compensation structure for fiscal 2009 and 2008 are as follows:

	Fiscal 2009	Fiscal 2008
Annual fee	$35,000	$35,000
Attendance at each in-person or telephonic meeting of the Board of Directors (1)	$1,500	$1,500
Lead Director annual fee	$15,000	$7,500
Audit Committee chairperson annual fee	$10,000	$5,000
Compensation Committee chairperson annual fee	$7,500	$5,000
Governance Committee chairperson annual fee	$7,500	$5,000
Special Litigation Committee chairperson annual fee (2)	—	$7,500
Special Committee chairperson fee (3) (4)	—	$60,000
Special Committee member fee (3)	—	$40,000
Attendance at in-person or telephonic committee meetings taking place on a date other than the day of a regularly scheduled Board meeting, limit one per day, with the exception of regularly scheduled telephonic meetings of the Compensation Committee (5)	$1,500	$1,500
Attendance at regularly scheduled telephonic meetings of the Compensation Committee (6)	$1,000	$500
Attendance at in-person or telephonic meetings of the Special Committee (3)	—	$1,500
Cash consideration upon first joining the Board of Directors (7)	—	$100,000

(1)

The Board of Directors approved compensation for attendance at telephonic meetings of the Board, effective July 23, 2008. Prior to this date, Independent Directors were not compensated for telephonic meetings of the Board of Directors attended.

(2)

The Board of Directors established a Special Litigation Committee to facilitate timely and orderly consideration of the matters raised by shareholder derivative actions filed against us and related parties concerning claims arising out of certain misdated options. The Special Litigation Committee was dissolved in July 2008 and payment to the chairperson for fiscal 2008 was prorated for length of service.

(3)

The Board of Directors established a Special Committee to, among other matters, evaluate certain corporate governance issues and the advisability of pursuing strategic alternatives intended to increase stockholder value, including but not limited to, a recapitalization, and to make recommendations to the full Board of Directors. The Committee’s fees were authorized and paid through March 31, 2008. The Special Committee was dissolved in July 2008.

(4)	Paid ratably per month at the beginning of each month, through March 31, 2008. The Special Committee was dissolved in July 2008.
(5)

The Board of Directors increased this fee effective July 23, 2008. Prior to this date, the fee was $1,250 and Independent Directors were not compensated for attendance at telephonic committee meetings.

(6)	The Board of Directors approved this fee for attendance at regularly scheduled telephonic meetings of the Compensation Committee effective July 23, 2008.
(7)

With respect to new directors appointed in fiscal 2008, the Board authorized a one-time cash payment of $100,000 to each individual to retain his services as a new director in lieu of a stock option grant due to the expiration of the 1997 non-employee director stock option plan. As of May 2007, there is no shareholder approved equity plan covering Independent Directors.  To date the Board of Directors has not determined the amount payable to any new director, who may join the Board during fiscal 2009.

Payments with respect to the annual fee, Lead Director fee and committee chairperson fees were paid quarterly as earned, following the end of each quarter, unless otherwise noted.  Payments with respect to Board of Directors or committee meeting attendance fees were paid monthly, following the end of each month, as earned.  No fees were paid to Independent Directors with respect to attendance at executive sessions of the Board of Directors.